EXHIBIT 10.2
Wits Basin Precious Minerals Inc.
Stock Option Agreement
(Non-Statutory)

This stock option agreement is effective as of March 9, 2007 between Stephen D. King (“Executive”), and Wits Basin Precious Minerals Inc., a Minnesota corporation (the “Company”).

Background

A. The Company desires to induce Executive to continue to serve the Company as an executive.

B. The Company has adopted the 2007 Stock Incentive Plan (the “Plan”) pursuant to which shares of common stock of the Company have been reserved for issuance under the Plan.

Now, Therefore, the parties hereto agree as follows:

1. Incorporation by Reference. The terms of the Plan, a copy of which has been delivered to Executive, are hereby incorporated herein and made a part hereof by reference as if set forth in full. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control.

2. Grant of Option; Purchase Price. Subject to the terms and conditions herein set forth, the Company hereby irrevocably grants from the Plan to Executive the right and option, hereinafter called the “Option”, to purchase all or any part of an aggregate of 3,000,000 shares of common stock of the Company (the “Shares”) at the price per Share of $1.02.

3. Exercise and Vesting of Option. The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in the Executive. Except as provided in Paragraphs 4 and 5 below, the right to purchase the Shares subject to the Option shall vest pro rata in six annual installments beginning on March 9, 2008 and continuing each year thereafter until the Option is fully vested (the “Annual Installments”), as set forth in the following schedule, so long as Executive continues to be employed by the Company (each such date is hereinafter referred to singularly as a “Vesting Date” and collectively as “Vesting Dates”):

Total Shares Subject to Vesting Date	Vesting Date
500,000	March 9, 2008
500,000	March 9, 2009
500,000	March 9, 2010
500,000	March 9, 2011
500,000	March 9, 2012
500,000	March 9, 2013

4. Termination of Employment. In the event that the Executive ceases to be employed by the Company, for any reason or no reason, with or without cause, prior to any Vesting Date, that part of the Option scheduled to vest on such Vesting Date, and all parts of the Option scheduled to vest in the future, shall not vest and all of Executive's rights to and under such non-vested parts of the Option shall terminate.

5. Acceleration of Vesting. The vesting of the Option shall be accelerated, in part, upon the occurrence of the following events: (a) upon the completion of a merger between the Company (or a subsidiary of the Company formed for that purpose) and Easyknit Enterprises Holdings Limited (or a subsidiary of Easyknit Enterprises Holdings Limited formed for that purpose) the then last remaining Annual Installment shall immediately vest and (b) upon the completion of each material acquisition of mining related assets by the Company the then last remaining Annual Installment shall immediately vest, provided that, the board of directors of the Company, in its sole discretion, shall determine whether an acquisition is “material”.

6. Term of Option. To the extent vested, and except as otherwise provided in this agreement, the Option shall be exercisable for 10 years from the date of this agreement; provided, however, that in the event Executive ceases to be employed by the Company, for any reason or no reason, with or without cause, Executive or his/her legal representative shall have 90 days from the date of such termination of his/her position as an executive to exercise any part of the Option then vested. Upon the expiration of that 90 day period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

7. Reduction in Shares Due to Listing. In the event the Company attempts to obtain listing of its common stock on a stock exchange and such stock exchange, as a condition to listing (to be determined in the sole discretion of the board of directors of the Company), requires that the Company reduce the number of Shares issued to Executive hereunder, the Company shall be entitled to reduce the number of Shares issued hereunder accordingly to obtain listing on that exchange, provided that the Shares are not then vested.

8. Rights of Option Holder. Executive, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any part of the Option.

9. Transferability. The Option shall not be transferable except to the extent permitted by the Plan.

10. Securities Law Matters. Executive acknowledges that the Shares to be received by him upon exercise of the Option may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”). If such Shares have not been so registered, Executive acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares received by him or to assist him in complying with any exemption from such registration if he should at a later date wish to dispose of the Shares. Executive acknowledges that if not then registered under the Securities Acts, the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

“The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability or any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.”

11. Executive Representations. Executive hereby represents and warrants that Executive has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this agreement. Executive is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Executive understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this agreement. The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

12. Notices. All notices and other communications provided in this agreement will be in writing and will be deemed to have been duly given when received by the party to whom it is directed at the following addresses:

If to the Company: Wits Basin Precious Minerals Inc. 900 IDS Center 80 South 8th Street Minneapolis, MN 55402-8773 Attn: Chief Financial Officer	If to Executive: Stephen D. King 4243 Dunwoody Club Dr Atlanta, GA 30350

13. General.

(a) The Option is granted pursuant to the Plan and is governed by the terms thereof. The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this agreement.

(b) Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this agreement.

(c) Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this agreement.

(d) This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e) This agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first written above.

EXECUTIVE: /s/ Stephen D. King Name: Stephen D. King
WITS BASIN PRECIOUS MINERALS INC. By: /s/ Mark D. Dacko Its: Chief Financial Officer